Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-178003) of Parkway Properties, Inc.
(2)	Registration Statement (Form S-3 No. 333-178001) of Parkway Properties, Inc.
(3)	Registration Statement (Form S-3D No. 333-156051) of Parkway Properties, Inc.
(4)	Registration Statement (Form S-8 No. 333-100565) of Parkway Properties, Inc.
(5)	Registration Statement (Form S-8 No. 333-166922) of Parkway Properties, Inc.
(6)	Registration Statement (Form S-8 No. 333-134069) of Parkway Properties, Inc.
(7)	Registration Statement (Form S-8 No. 333-174300) of Parkway Properties, Inc.
of our report dated August 17, 2012 with respect to the statement of revenues and direct operating expenses of Hearst Tower included in this Current Report on Form 8-K of Parkway Properties, Inc. dated August 17, 2012.

/s/ Ernst & Young LLP
Houston, Texas
August 17, 2012